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Exhibit 4.3

        THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND ANY OF SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH TRANSACTION UNDER THE ACT AND ALL OTHER APPLICABLE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND OTHER APPLICABLE SECURITIES LAWS.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$ .00	September , 2010

        FOR VALUE RECEIVED, Clarus Therapeutics, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of                                      (the "Holder") the sum of                                      dollars ($            ) all as hereinafter provided with interest thereon from the date of issuance of this Unsecured Convertible Promissory Note (this "Note") at the applicable rate set forth in Section 2 hereof. All payments to be made by the Company in repayment of interest and principal or other amounts due hereunder shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public or private debts.

        This Note is one of a series of notes (collectively, the "Notes") being issued from time-to-time, including the notes issued on March 5, 2010 and the notes issued on May 19, 2010, to H.I.G. Ventures—Clarus, Ltd. ("HIG") and Thomas, McNerney & Partners, L.P, TMP Nominee, LLC, and TMP Associates, L.P. ("TMP", and together with HIG, the "Investors"), with each such Note to be in substantially the same form of this Note.

  1.
  PAYMENT.

        1.1   Maturity.    Subject to (i) conversion into the capital stock of the Company in accordance with Section 4 hereof, (ii) acceleration of the maturity of this Note in connection with the occurrence of an Event of Default (as hereinafter defined), (iii) prepayment in accordance with Section 1.2 and (iv) repayment in an Acquisition Event in accordance with Section 1.4, the Holder of this Note shall have the right to demand repayment of the total amount of outstanding principal under this Note and all accrued and unpaid interest thereon in a single lump sum on or after December 31, 2010 (the "Maturity Date"), by giving the Company fifteen (15) days prior written notice of such demand for repayment.

        1.2   Prepayment.    The Company may not prepay this Note without the written consent of all of the Investors (the "Requisite Consent"), and any such prepayment shall be pro-rata among the Investors based on the aggregate principal amount of the Notes then outstanding. With the Requisite Consent, at any time prior to the Maturity Date, upon two (2) business days prior written notice and without penalty, the Company may prepay the then outstanding amounts under this Note in whole or in part; provided, that if, at any time after the date hereof and prior to the Maturity Date, the Company shall effect any investment by a third party in the capital stock or other equity securities of the Company, then with the consent of Holders representing the Requisite Consent the Company shall use the proceeds from such investment to prepay the then outstanding amounts under this Note. Any such prepayment received with respect to this Note shall first be applied toward the repayment of the accrued but unpaid interest then outstanding, with the remainder, if any, applied toward the payment of the then outstanding principal.

        1.3   Form of Payment.    All payments of interest and principal or other amounts payable under this Note shall be payable in immediately available funds to the account of the Holder as the Holder may from time to time designate in writing to the Company.

        1.4   In the event of an Acquisition Event (as defined herein) and this Note has not previously been converted, then unless the Holder elects to convert this Note pursuant to Section 4.3 below, the outstanding principal balance of this Note, together with interest accrued and unpaid to date, shall be due and payable upon the Acquisition Event. "Acquisition Event" means (i) a consolidation or merger of the Company with or into one or more other corporations or other business organizations, (ii) the sale, lease, exclusive license, transfer or other disposition of all or substantially all of the assets of the Company, or (iii) any other form of corporate reorganization in which outstanding shares of the Company are exchanged for or converted into cash, securities of another corporation or business organization, or other property (including the issuance and sale of a controlling interest in the Company), unless, in each case, the Company's stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold at least 50% of the voting power of the surviving or acquiring entity immediately following such event. The Company shall give the Holder notice of a proposed Acquisition Event no less than 15 days prior to the Closing of the Acquisition Event.

  2.
  INTEREST.

        This Note shall accrue interest from the date hereof on the unpaid outstanding principal balance hereof at a rate (the "Base Rate") per annum equal to ten percent (10%), calculated on the basis of a 365-day year and the actual days elapsed in the period in which such interest is payable hereunder; provided, however, that upon and at all times during the continuation of any Event of Default, such Base Rate of interest shall be increased by two percent (2%) (the Base Rate, as so increased, the "Default Rate"); provided, further, that in the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment toward and applied against the then outstanding principal under this Note.

  3.
  EXPENSES.

        The Company shall pay to the Holder all reasonable out-of-pocket costs and expenses incurred by such Holder in any effort to collect any amounts due under this Note, including, without limitation, all reasonable attorneys fees and expenses for services rendered in connection therewith, and shall pay interest on such costs and expenses to the extent not paid due hereunder demanded at the Default Rate.

  4.
  CONVERSION OF NOTE.

        4.1   Mandatory Conversion of Note upon Qualified Financing.    If this Note has not been repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, upon the closing of a Qualified Financing (as defined below), the total outstanding amount of principal and accrued and unpaid interest of this Note shall automatically be converted into the number of fully paid and non-assessable shares of Qualified Financing Stock (as defined below) as is equal to (i) the aggregate amount of such principal and accrued and unpaid interest then outstanding under this Note, divided by (ii) the Qualified Financing Purchase Price (as defined below). For the purpose of this Note, the term "Qualified Financing" shall mean the issuance and sale to one or more institutional investors of Preferred Stock by the Company following the date hereof, in which the Company receives aggregate gross proceeds of at least $10,000,000 (excluding any convertible debt), the term "Qualified Financing Stock" shall mean the series of Preferred Stock issued in the Qualified Financing, and the term "Qualified Financing Purchase Price" shall mean the per share purchase price paid for the Qualified Financing Stock in the Qualified Financing.

        4.2   Optional Financing Conversion.    If this Note has not been repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, upon the closing of a Non-Qualified Financing (as defined below), at the option of the Holder the total outstanding amount of principal and accrued and unpaid interest of this Note shall automatically be converted into the number of fully paid and non-assessable shares of Non-Qualified Financing Stock (as defined below) as is equal to (i) the aggregate amount of such principal and accrued and unpaid interest then outstanding under this Note, divided by (ii) the Non-Qualified Financing Purchase Price (as defined below). For the purpose of this Note, the term "Non-Qualified Financing" shall mean the issuance and sale to one or more institutional investors of Preferred Stock by the Company following the date hereof that does not constitute a Qualified Financing, the term "Non-Qualified Financing Stock" shall mean the series of Preferred Stock issued in the Non-Qualified Financing, and the term "Non-Qualified Financing Purchase Price" shall mean the per share purchase price paid for the Non-Qualified Financing Stock in the Non-Qualified Financing.

        4.3   Optional Conversion Upon an Acquisition Event.    If this Note has not been repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, upon an Acquisition Event, at the option of the Holder the total outstanding amount of principal and accrued and unpaid interest of this Note shall automatically be converted into either (x) in the event that there has been a Non-Qualified Financing, the number of fully paid and non-assessable shares of Non-Qualified Financing Stock as is equal to (i) the aggregate amount of such principal and accrued and unpaid interest then outstanding under this Note, divided by (ii) the Non-Qualified Financing Purchase Price or (y) the number of fully paid and non-assessable shares of Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock") equal to (i) the aggregate amount of such principal and/or accrued and unpaid interest to be so converted by the Holder, divided by (ii) $0.825 (the "Conversion Price").

        4.4   Optional Conversion at Maturity.    Immediately following the Maturity Date, if this Note has not been repaid in accordance with Section 1 and it has not been converted in accordance with this Section 4, subject to and upon compliance with the provisions hereof, at the option of the Holder, any or all of the principal amount and/or then accrued and unpaid interest under this Note may at any time be converted, in whole or in any part, into either (x) in the event that there has been a Non-Qualified Financing, the number of fully paid and non-assessable shares of Non-Qualified Financing Stock as is equal to (i) the aggregate amount of such principal and/or accrued and unpaid interest to be so converted by the Holder, divided by (ii) the Non-Qualified Financing Purchase Price or (y) the number of fully paid and non-assessable shares of Series C Preferred Stock equal to (i) the aggregate amount of such principal and/or accrued and unpaid interest to be so converted by the Holder, divided by (ii) the Conversion Price.

  4.5
  Manner of Exercise of Conversion Privilege.

        (a)   In order to exercise the conversion privilege under Section 4.2, 4.3 or 4.4 above, the Holder of this Note shall give written notice to the Company that the Holder elects to convert all or a portion of this Note which notice shall also specify the amount of principal and/or accrued and unpaid interest to which such conversion relates. Any such notice of conversion shall supersede any obligation to pay principal or interest under this Note if such notice is received by the Company prior to the actual receipt by the Holder of the payment.

        (b)   As promptly as practicable after receipt of such notice or the closing of the Qualified Financing, as the case may be, and upon satisfaction of the conditions of Section 4.7 below, but in any case not later than ten (10) days thereafter, the Company shall issue and shall deliver to the Holder or such person or persons designated by the Holder a certificate or certificates representing the number of full shares of Preferred Stock issuable upon such conversion of principal and/or interest in accordance with the provisions hereof and any cash adjustment payable pursuant to Section 4.6 hereof, without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Preferred Stock. The conversion shall become effective on the date the notice of conversion is received by the Company or the closing of the

Qualified Financing, as the case may be, and the person or persons in whose name or names any certificate for the capital stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the Preferred Stock represented by that certificate. The Company will not close its books against the transfer of capital stock issued or issuable upon conversion of this Note, or portion thereof, in any manner which would interfere with the timely conversion of this Note, or portion thereof.

        (c)   Splits, Subdivisions or Combinations of Shares and Stock Dividends.    If the Company at any time while this Note remains outstanding shall split, subdivide or combine its Preferred Stock or declare a stock dividend, the applicable conversion price shall be proportionately decreased, in the case of a split or subdivision or share dividend, or proportionately increased, in the case of a combination. Any adjustment under this Section 4.5(c) shall become effective when the split, subdivision or combination becomes effective or the dividend is paid (as the case may be).

        (d)   No Impairment.    The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise and conversion rights of the Holder against impairment.

        (e)   Notice of Adjustments.    Upon the occurrence of each event establishing or adjusting the applicable conversion price, the Company at its expense shall promptly furnish to the Holder written notice setting forth such established or adjusted conversion price.

        (f)    Reservation of Shares.    At all times following the Maturity Date, the Company shall reserve and keep available out of the aggregate of its authorized but unissued Series C Preferred Stock, for the purpose of effecting the conversion of this Note, such number of shares of Series C Preferred Stock as shall then be issuable upon the conversion of this Note. At all times following the Maturity Date, the Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), for the purpose of effecting the conversion of the Series C Preferred Stock, such number of Common Stock as shall then be issuable upon the conversion of the Series C Preferred Stock issuable upon conversion of this Note.

        4.6   Fractional Shares.    No fractional shares of Preferred Stock shall be issued upon conversion of this Note. Instead of any fractional share which would otherwise be issuable upon conversion of this Note, the Company shall pay to the Holder of this Note a cash adjustment in respect of such fractional interest in an amount equal to the portion of the then applicable conversion price for each share, as determined by the Board of Directors of the Company in good faith.

        4.7   Other Agreements.    By converting this Note into shares of Preferred Stock, the Holder shall be deemed to have accepted, and shall be bound by, the terms of the applicable financing documents, and to the extent not already a party to such financing documents, as a condition precedent to the receipt of shares of Preferred Stock issuable upon conversion of this Note, shall become a party to such agreements. Upon any conversion of this Note, the Holder agrees to submit the original Note to the Company for cancellation in exchange for stock certificates representing such shares of Preferred Stock into which this Note was converted and to the extent applicable, a new Note issuable in connection with conversion hereof.

        4.8   The Company covenants that all shares of Preferred Stock issued on conversion of this Note and Common Stock issuable on conversion of the Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens, charges and other encumbrances.

  5.
  EVENTS OF DEFAULT.

        5.1   Events of Default Defined.    Without limiting the provisions of Section 2 hereof, including, without limitation, the Company's obligation thereunder to pay the Default Rate, all principal, accrued and unpaid interest and other amounts outstanding under this Note shall become immediately due and payable upon the occurrence of an Event of Default. An "Event of Default" shall occur if (a) the Company voluntarily files of a petition under any provision of applicable bankruptcy or similar laws, (b) the Company makes a general assignment for the benefit of its creditors, (c) an involuntary petition is filed against the Company under any provision of applicable bankruptcy or similar laws, which petition is not dismissed within sixty (60) days after the date it is filed, or (d) the Company fails to pay when due hereunder any principal, interest or any other amount, or otherwise breaches any of its obligations, under this Note.

        5.2   Notification.    If an Event of Default shall occur, the Company shall promptly notify the Holder thereof in a writing describing such Event of Default in reasonable detail, including a statement of the nature and length of existence thereof, and what action (if any) the Company has taken and proposes to take with respect thereto.

  6.
  SUITS FOR ENFORCEMENT UPON DEFAULT.

        In case any Event of Default shall occur, the Holder may proceed to protect and enforce its rights hereunder by a suit in equity, action at law or any other appropriate proceeding or remedy available to the Holder at law or in equity. The Company covenants that if default be made in any payment of any principal of or interest on this Note, it will pay to the Holder of this Note to the extent permitted under applicable law such further reasonable amount as shall be sufficient to cover the cost and expenses of collection, including reasonable compensation to the attorneys which the Holder retains and any court costs incurred for all services rendered in that connection. No course of dealing and no delay on the part of the Holder in exercising any rights shall operate as a waiver thereof or otherwise prejudice their rights and no consent or waiver shall extend beyond the particular case involved.

  7.
  UNITED STATES TAX COVENANT.

        The parties hereto hereby acknowledge and agree that, notwithstanding that the Notes are titled as "Convertible Promissory Notes," for United States federal and state income tax purposes the Notes are, and at all times have been, more properly characterized as equity. Accordingly, the parties agree to treat the Notes as equity for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements). For the avoidance of doubt, the Company hereby agrees that, with regard specifically to the rule set forth in Section 385 of the Internal Revenue Code of 1986, as amended, the Company will treat the Notes as equity as of the time of issuance.

  8.
  NOTICES.

        Any request, demand, authorization, direction, notice, consent, waiver or other document permitted by this Note to be made upon, given or furnished to, or filed with the Company or the Holder shall be sufficient for every purpose hereunder if in writing and mailed to the Company, addressed to it at 555 Skokie Boulevard, Suite 340, Northbrook, Illinois 60062 (or such other address as the Company shall advise the Holder hereof in writing) and if to the Holder at the address for the Holder reflected in the Company's records (or at such other address as the Holder hereof shall advise the Company in writing). All notices required hereunder shall be deemed to have been given or made when actually delivered to or received by the party to which the notice is addressed at its respective address.

  9.
  MUTILATION, DESTRUCTION, LOSS, OR REISSUANCE.

        Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Note or any note issued in exchange therefor and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such note, the Company will issue a new note, of like tenor and amount and dated the date to which interest hereunder has been paid, in lieu of such lost, stolen, destroyed or mutilated note, provided, however, if any note of which the Holder, its nominee, or any of its partners or affiliates is the registered holder is lost, stolen or destroyed, the affidavit of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new note in replacement of such lost, stolen or destroyed note other than the registered holder's written agreement to indemnify the Company.

  10.
  SUCCESSORS.

        All of the covenants, stipulations, promises and agreement in this Note contained by or on behalf of the Company shall bind and inure to the benefit of its successors whether so expressed or not and also to the benefit of the Holder and its successors.

  11.
  REPRESENTATIONS AND WARRANTIES OF HOLDER.

        The Holder represents and warrants to the Company that: (a) it was not organized for the specific purpose of acquiring this Note and any securities issuable upon conversion of this Note (collectively with this Note, the "Securities"); (b) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (c) it has made an investigation of the Company and its business as it deemed necessary and has had an opportunity to discuss and review the Company's business, management and financial affairs with the Company's management as it deemed necessary; (d) the Securities being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (e) it understands that (i) the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 504, 505 or 506 promulgated under the Securities Act, (ii) the Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Securities will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect; and (f) it is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

  12.
  GOVERNING LAW.

        This Note shall be deemed to be a contract made under the laws of the State of New York without regard to conflict of law principles and for all purposes shall be construed in accordance with the laws thereof.

  13.
  PRESENTMENT.

        The Company hereby waives diligence, presentment, demand and protest of every kind whatsoever. The failure of the Holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

        IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be duly executed in its corporate name as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	Name: Robert E. Dudley Title: Chief Executive Officer

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  Exhibit 4.3